Exhibit 99.1

             Innovex Announces Board of Directors Changes;
    Names Kenneth J. Roering to Board, Townsend H. Porter Resigns

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Feb. 21, 2006--Innovex (Nasdaq:INVX) today announced the addition of Kenneth J. Roering, 62, to the company's Board of Directors. Dr. Roering is currently Professor of Marketing in the Carlson School of Management of the University of Minnesota and Executive Vice President, Strategic Management, Marshall BankFirst Corp. He occupied the prestigious Pillsbury Company-Paul S. Gerot Chair in Marketing from 1983-2002. He served as Chairman of the Marketing Department at the University of Minnesota for five years. Dr Roering has served as visiting professor or distinguished guest lecturer at a number of universities including Northwestern University, Harvard University, University of Michigan, University of Virginia, University of Illinois, University Jean Moulin (Lyon, France) and the Warsaw School of Economics (Poland).
    Innovex also announces the resignation of Townsend H. Porter from its Board of Directors effective February 15, 2005. Mr. Porter has been a member of the Innovex Board since January 2005.
    "I've recently acquired a vineyard in Napa Valley, California and the time commitment necessary to make this family business successful prevents me from devoting the appropriate amount of time as a director of Innovex," stated Porter. "Innovex has made excellent progress reducing its cost structure and improving its new product development process during the past year and I am confident the company will continue to improve and be successful in the future."
    "We greatly appreciate Tom's contributions during the past year, especially in the areas of technology and new product development and we will sorely miss his input," stated William P. Murnane, Innovex's President and Chief Executive Officer. "We wish him great success as he pursues a life long dream and passion."
    "We are delighted to welcome an executive of Dr. Roering's caliber to Innovex's Board," stated Murnane. "Ken's broad management and board experience will help us enhance our growth strategy and develop industry leading products. We are very pleased and privileged to have him join our Board of Directors."
    Dr. Roering has been a member of the Board of Directors of several private and public companies during the past 20 years and currently serves on the Board of Directors of Arctic Cat, Transport America and Rave Sports. His primary areas of activity are business strategy, marketing strategy, marketing management, and new product development. He obtained his doctorate from the University of Iowa in 1972. Dr. Roering will also serve on Innovex's audit and compensation committees.
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.



    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Douglas W. Keller, 763-479-5300